Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer
Distribute to:	Virginia State/Local Newslines, NY Times, AP, Reuters, S&P, Moodys, Dow Jones, Investor Relations Service
April 3, 2006	2:00 p.m. Traded: NASDAQ Symbol: UBSH

Union Bankshares Corporation Completes Acquisition of Prosperity Bank & Trust Company

Bowling Green, Va. – Union Bankshares Corporation (Nasdaq: UBSH - News) today announces it has completed the acquisition of Prosperity Bank & Trust Company, effective April 1, 2006, in a transaction valued at approximately $36 million. Prosperity, with nearly $130 million in assets, operates three offices in Springfield, Virginia, located in affluent Fairfax County, a suburb of Washington, D.C. Prosperity will operate as an independent bank subsidiary of Union Bankshares Corporation. Upon completion of the transaction, Union Bankshares will have total assets of approximately $2.0 billion.

Under the terms of the merger agreement, shareholders of Prosperity will be entitled to receive $90.00 in cash for each share of Prosperity. It is anticipated that data processing and systems conversions will be completed in mid-September. Union Bankshares expects to achieve 20% cost savings, or approximately $500,000, through the reduction of certain administrative and operational redundancies and, as a result, the transaction is expected to be immediately accretive to earnings per share.

“Prosperity provides us with an excellent opportunity to strengthen our franchise, expanding our branch footprint in the attractive Northern Virginia market with a solid customer base and an experienced management team,” said G. William Beale, President and Chief Executive Officer of Union Bankshares Corporation. “We believe that by combining Prosperity’s established deposit franchise and commercial lending portfolio with Union’s higher lending limit and retail banking model, we will be able to transform an already profitable franchise into one that is even more successful.

We are also excited to welcome the customers and employees of Prosperity to the Union Bankshares Corporation family. We look forward to providing the Prosperity customers an expanded menu of products and continued exemplary service that they have come to expect. We also welcome the Prosperity employees to our family of community bankers. Although certain positions will be eliminated to avoid redundant non-customer contact functions, we will make every effort to do so through attrition. Virtually all of Prosperity’s customer contact personnel will continue to serve their commercial and consumer customers,” Beale concluded.

Robert J. McDonough, Prosperity Bank & Trust Company’s Chairman, President and Chief Executive Officer, said, “We are extremely excited about joining the Union Bankshares family. This transaction provides our shareholders with a significant return on their investment, and enhances our ability to serve our customers and our community through the increased products and services we will be able to offer by way of joining a larger community banking franchise.”

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Union Bankshares is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust Company (32 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the Cities of Fredericksburg and Charlottesville), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank in Washington, Virginia and Bay Community Bank (formerly Bank of Williamsburg) ( 4 locations in Williamsburg, Newport News and Grafton). Union Bank & Trust also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides full brokerage services and Union Mortgage Group, Inc. provides a full line of mortgage products. Bank Community Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Union Bankshares Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.